Exhibit 4.2

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Loan Principal: $_______	Issue Date: February __, 2019

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, TODOS MEDICAL LTD., An Israeli company (hereinafter the “Company”), hereby promises to pay __________ (the “Holder”) or its registered assigns or successors in interest, without demand, a sum equal to ___________ Dollars ($______) (the “Loan Principal”), plus the Interest (as defined in Section 1 below), on August ___, 2019 (the “Maturity Date”), if not sooner paid.

This Convertible Promissory Note (the “Note”) has been entered into pursuant to the terms of a Convertible Bridge Loan Agreement between the Company and the Holder, dated of even date herewith (the “Convertible Loan Agreement”), and shall be governed by the terms of such Convertible Loan Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Convertible Loan Agreement.

The following terms shall apply to the Note:

1. Interest. The Loan Principal will bear interest at a flat rate of ten percent (10%) of the Loan Principal (the “Interest”).

2. Conversion

2.1 Optional Conversion. Without derogating from the provisions of Section 3 below, the Holder shall have at any time after the Maturity Date (including immediately prior to an Event of Default, as defined below) the option to convert the Loan Principal plus the Interest into Ordinary Shares of the Company, at a conversion price equal to 70% of the lowest closing bid price of the Company’s Ordinary Shares in the five (5) days prior to the conversion.

2.2 Default Conversion. If an Event of Default (as defined in Section 3 below) shall have occurred, the Holder shall have the right to convert the Loan Principal plus the Interest into Ordinary Shares of the Company at a default conversion price equal to 60% of the lowest closing bid price of the Company’s Ordinary Shares in the fifteen (15) days prior to the conversion.

2.3 Notice of Conversion. In the event that the Holder elects to convert any amounts outstanding under this Note into Ordinary Shares, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Company via electronic mail, which Notice of Conversion shall detail the amount being converted. The original Note is not required to be surrendered to the Company until all sums due under the Note have been paid. The date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A

2.4 Delivery of Certificates. Within 3 Trading days of the receipt of a Conversion Notice hereunder, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of shares of the Company issuable upon such conversion, bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company.

If within 3 Trading Days after the Company’s receipt by electronic mail of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder for the number of ordinary shares to which the Holder is entitled upon such conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) ordinary shares to deliver in satisfaction of a sale by the Holder of ordinary shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within 3 Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the ordinary shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such ordinary shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such ordinary shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ordinary shares , times (B) the Closing Price on the Conversion Date.

2.5 Mechanics and Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of issuing any fractional shares upon the conversion of this Note, the Company shall round up any fractional share to the next whole share. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities with respect to the Loan Principal and accrued interest so converted, which shall be deemed to have been paid in full.

2.6 Adjustments to Conversion Price. The conversion price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) Merger, Sale of Assets, etc. If (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Ordinary Shares (not including any shares of Ordinary Shares held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Ordinary Shares of the Company, or (F) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.

(b) Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Ordinary Shares into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Ordinary Shares immediately prior to such reclassification or other change.

(c) Stock Splits, Combinations and Dividends. If the Ordinary Shares are subdivided or combined into a greater or smaller number of Ordinary Shares, or if a dividend is paid on the Ordinary Shares in shares of Ordinary Shares, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Ordinary Shares outstanding immediately after such event bears to the total number of Ordinary Shares outstanding immediately prior to such event.

2.7. Reservation. During the period the conversion right exists, Company will reserve from its authorized and unissued Ordinary Shares not less than one hundred percent (100%) of the number of shares to provide for the issuance of Ordinary Shares upon the full conversion of this Note. Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for Ordinary Shares upon the conversion of this Note.

2.8 Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Company to the Holder for the outstanding Loan Principal of this Note and the Interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Company. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Company is hereby expressly authorized to offset any such amounts mutually agreed upon by Company and Holder or pursuant to a judgment in Company’s favor against amounts then due under the Note.

3. Event of Default

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon either (i) convertible in Ordinary Shares pursuant to the terms set forth in Section 2.2 above, or (ii) immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

(a) Breach of Agreement. The Company breaches any material representation or warranty or covenant or other term or condition of the Convertible Loan Agreement and such breach, if subject to cure, continues for a period of twenty (20) business days after written notice to the Company from the Holder.

(b) Breach of Representations and Warranties. Any material representation or warranty of the Company made in the Convertible Loan Agreement shall be false or misleading in any material respect as of the date made and the Closing Date.

(c) Failure to Repay. The Company fails to repay the Loan Principal plus the Interest on the Maturity Date and such failure continues for a period of ten (10) business days after the Maturity Date.

(d) Failure to Issue Ordinary Shares. The Company fails to issue ordinary shares to the Holder upon conversion of all or a portion of this Note pursuant to the terms hereunder.

(e) Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted are not dismissed within forty-five (45) days of initiation.

(f) Receiver or Trustee. The Company makes an assignment for the benefit of creditors, or consents to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

(g) Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Company or any of its property or other assets for more than $200,000, and shall remain unvacated, unbonded, uncontested, unsatisfied, or unstayed for a period of forty-five (45) days.

(h) Stop Trade. A Securities and Exchange Commission or judicial stop trade order with respect to the Company’s Ordinary Shares is issued that lasts for five (5) or more consecutive trading days.

(i) Financial Statement Restatement.   The restatement of any financial statements filed by the Company for any date or period from two years prior to the Effective Date until the Loan Principal is no longer outstanding, if the result of such restatement would, by comparison to the original financial statements, materially and adversely affect the Company’s financial condition.

(j) The Company fails to (i) file a Registration Statement on Form S-1 in connection with a public offering of its securities, or (ii) apply for uplisting to the NASDAQ Market System, on or before the Maturity Date.

4. Miscellaneous

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, electronic mail , addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) (b) receipt, when sent by electronic mail (provided that the electronic mail transmission is not returned in error or the sender is not otherwise notified of any error in transmission or (c) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company to: Todos Medical Ltd., 1 Hamada, Rehovot, Israel, Attn: Chief Financial Officer, with a copy by telecopier only to: SRK Law Offices, Oppenheimer 7, Rehovot, Israel, Attn: Steve Kronengold, telecopier: +972-8-936-6000, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note.

4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Cost of Collection. If default is made in the payment of this Note, Company shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations. Any dispute, claim or controversy involving this Note shall be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association, in Manhattan, New York. Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Company for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Company by summary proceeding pursuant to New York Law or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Company are parties or which Company delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Company’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.9 Shareholder Status. The Holder shall not have rights as a shareholder of the Company with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Company with respect to the Ordinary Shares to be received after delivery by the Holder of a Conversion Notice to the Company.

4.10 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by an authorized officer as of the ___ day of February, 2019.

TODOS MEDICAL LTD.

By:
Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Todos Medical Ltd. (the “Company”) on _________________ into Ordinary Shares of the Company according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: